PRESS RELEASE

(For Immediate Release)

I-Sector Announces Proposed Exchange of InterNetwork Experts, Inc. Subsidiary Minority Interest

HOUSTON—(BUSINESS WIRE)—December 29, 2004—I-Sector Corporation (AMEX:ISR — News; “I-Sector,” or the “Company”) announced today that its board of directors (the “Board”) today authorized an exchange of the minority interest and potential future minority interest in I-Sector’s primary operating subsidiary InterNetwork Experts, Inc. (the “Minority Interest”) for an interest in I-Sector, subject to negotiating and entering into a definitive agreement with the security holders of the Minority Interest, and subject to I-Sector stockholder approval.

Earlier this year the Board evaluated the impact of the Minority Interest on I-Sector and the implementation of its business strategy and concluded that it would be in the best interest of I-Sector and its stockholders to eliminate the Minority Interest through an exchange of the Minority Interest in Internetwork Experts, Inc. (“INX”) for a similar interest in I-Sector. The Board and I-Sector management concluded that an exchange of the Minority Interest would:

1.	Simplify the capital structure of I-Sector.

2.	Eliminate the future charge to earnings resulting from the Minority Interest.

3.	Align the interests of the holders of the Minority Interest, a majority of which are key employees of I-Sector and INX, with the interests of I-Sector’s stockholders.

4.	Enhance and simplify I-Sector’s ability to consummate acquisitions, including simplifying the manner in which such acquisitions would be paid for and how INX’s senior managers would be compensated for managing such acquired companies.

5.	Eliminate doubt and uncertainty related to the impact that the Minority Interest would have on stockholders, future results of operations and employees of I-Sector.

The material terms of the proposed exchange, as approved by the Board are as follows:

1.	Shares of common stock of INX not held by I-Sector will be exchanged for shares of I-Sector common stock with an exchange ratio of one share of I-Sector common stock for 7.35 shares of INX common stock. As disclosed in I-Sector’s most recently filed Form 10-Q for the quarter ended September 30, 2004, there were and currently are 1,800,000 Minority Interest shares of INX outstanding and thus there will be 244,898 new shares of I-Sector issued in exchange for such INX Minority Interest shares. The newly issued I-Sector shares will be approximately 4.5% of the I-Sector shares issued and outstanding after the exchange based on the number of shares issued and outstanding reported in I-Sector’s Form 10-Q for the quarter ended September 30, 2004.

2.	Options to acquire shares of INX common stock will be exchanged on a basis that results in an equivalent value being exchanged based on the exchange ratio of 7.35. As disclosed in I-Sector’s Form 10-Q for the quarter ended September 30, 2004, there were options for approximately 8.26 million INX shares granted, with exercise prices ranging from $0.01 to $0.25 per share.

This press release does not and will not constitute and offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The securities to be issued in exchange for the securities representing the Minority Interest will not be registered under the Securities Act of 1933, as amended, or under any state securities laws, and, unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

About I-Sector Corporation:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR — News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

About InterNetwork Experts, Inc.:

InterNetwork Experts, a wholly owned subsidiary of I-Sector Corporation (AMEX:ISR - News), is a purpose-built end-to-end solutions provider focused on IP Communications. The company’s NetSurant business unit provides one of the industry’s most comprehensive services based product suites for managing converged Cisco networks by combining best-of-class services delivery with a suite of industry standard management technologies. NetSurant’s core services include Foundation Support™, from cutover to day 90 designed to ensure the smoothest possible implementation of IP communications technology, Active Change Management™ a standardized best practice for updating, patching and ongoing systems management, IPT Helpdesk, helpdesk support that is custom tailored to the unique requirements of the end-users of Cisco based Converged networks and SureVoice™, comprehensive monitoring and management of IP communications networks. More information can be found at www.inetx.com and www.netsurant.com.

Safe Harbor Statement:

The statements contained in this document and during the related conference call that are not statements of historical fact including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:

•	The ability of the Company to negotiate and enter into definitive agreements for the described exchange by and between the Company and the holders of the Minority Interest.

•	Approval of the recommended exchange of the Minority Interest by the Company’s stockholders.

•	The Company’s interpretation of current GAAP rules, particularly those rules pertaining to valuation of and non-cash charges to earnings related to, or expensing of, options.

•	Possible future changes to GAAP, particularly with respect to changes pertaining to valuation of and non-cash charges to earnings related to, or expensing of, options.

•	The Company’s ability to attract and retain key management, sales and technical staff

•	The Company’s ability to identify suitable acquisition candidates and successfully integrate acquired companies.

•	Broad market acceptance of Cisco-centric IP telephony products and technology.

•	The Company’s ability to finance continued growth.

•	Market and economic conditions.

•	Catastrophic events.

•	Uncertainties related to rapid changes in the information and communications technology industries.

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2003.

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

Contact:

     I-Sector Corporation
     James H. Long, Chairman & CEO, 713-795-2000

          or

     PR Financial Marketing LLC
     Jim Blackman, 713-256-0369
     jimblackman@prfinancialmarketing.com